AGREEMENT

This mutual agreement is made on December 31, 2020 between the following parties:

(1) Golden Matrix Group, Inc. ("GMGI")

(2) Hopestar Technology Service Co., Ltd ("XT") or ("Operator")

(3) Articulate Pty Ltd. ("Articulate")

Purpose

The purpose of this Agreement is to collaborate with Articulate Pty Ltd in a commercial transaction that will assist a client by the name XT without having a commercial impact on GMGI or Articulate Pty Ltd. and this document will provide background to, as well as the details of the agreement reached between parties.

Background

GMGI distributes a portfolio of gaming content by the name of Playtech. Within the gaming content are Slot Games that have a Jackpot function and that are 'seeded' (prepaid). Such Jackpot games are funded by the players activity over time and the funds are held by Playtech. The prize pool of progressive jackpot increases over time.

When such a jackpot is won by a player the operator will be granted credits to the value of the jackpot won within his system.

Ordinarily if the Jackpot is not large when it is won the operator will simply utilise the credits and when the credits have been utilised he will continue to buy further credits.

In this case the Jackpot was large in the amount of $1,542,295 and it would have taken the operator many months to utilise such a large number of credits.

The credits are specific only for Playtech Content.

The Operator sells multiple lines of content and this would have placed a financial burden on the operator and damaged the relationship between parties.

The Operator requested that he be able to use some of his credits for other gaming content.

Accurate details of the winnings paid out by the Progressive jackpot and the amount can be supported and seen on the Invoice for the Playtech content to GMGI.

Recitals

WHEREAS, as of December 31, 2020, GMGI has an accounts receivable of $1,448,883 from Articulate Pty Ltd;

WHEREAS, GMGI has an account payable to one of its clients, by the name of XT in the amount of $1,083,162.

WHEREAS, the accounts payable was created by a customer of XT's winning a large jackpot in the amount of $1,542,295

WHEREAS, the operator, XT, requested that he be able to obtain credits to use other content as it would have taken him months to use the credits for Playtech content and placed unnecessary burden on his business.

WHEREAS, GMGI only offer Playtech Slot content.

WHEREAS, Articulate Pty Ltd has other gaming content and as such agreed to allow XT to buy other content and set off the credits it had accumulated specific to the Playtech content.

WHEREAS, it was agreed between parties that Articulate would reduce its accounts payable by $500,000 to GMGI and GMGI would reduce its accounts payable to XT by the same amount.

WHEREAS, Articulate will offer $500,000 USD credits to XT enabling XT to utilise such credits for alternative content

Golden Matrix Group, Inc.

By:____________________

Chief Financial Officer: Weiting Feng

Hopestar Technology Service Co., Ltd

By:____________________

Director: Tango Li

Articulate Pty Ltd

By:____________________

Director: Anthony B. Goodman